EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pernix Therapeutics Holdings, Inc. 2010 Employee Stock Purchase Plan for the registration of 1,000,000 shares of Pernix Therapeutics Holdings, Inc. common stock of our report dated February 22, 2010 related to the audited consolidated financial statements of Golf Trust of America, Inc. (predecessor to Pernix Therapeutics Holdings, Inc.) appearing in the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2010 and our report dated March 5, 2010 related to the audited combined and consolidated financial statements of Pernix Therapeutics, Inc. appearing in the Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 15, 2010.

/s/ Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina

August 16, 2010